Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-42943 on Form N-1A of our report dated March 13, 2026 relating to the financial statements and financial highlights of Fidelity New York Municipal Money Market Fund, appearing on Form N-CSR of Fidelity New York Municipal Trust II for the year ended January 31, 2026, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 24, 2026